Exhibit 99.1

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EDITED TRANSCRIPT

SWHC—Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

EVENT DATE/TIME: MARCH 04, 2014 / 10:00PM GMT

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corp—VP, IR

James Debney Smith & Wesson Holding Corp—President & CEO

Jeff Buchanan Smith & Wesson Holding Corp—CFO

CONFERENCE CALL PARTICIPANTS

Unidentified Participant Analyst

Cai von Rumohr Cowen and Company—Analyst

Scott Stember Sidoti & Company—Analyst

Brian Ruttenbur CRT Capital Group—Analyst

Ronald Bookbinder The Benchmark Company—Analyst

Rob Bennett Dougherty & Company—Analyst

Chris Krueger Lake Street Capital Markets—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2014 Smith & Wesson Holding earnings conference call. My name is Philip, and I will be your operator for today.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Miss Liz Sharp, Vice President of Investor Relations. Please proceed.

Liz Sharp—Smith & Wesson Holding Corp—VP, IR

Thank you, and good afternoon.

Our comments today may contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe, and other similar expressions, is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding capital spending, revenue, earnings per share, growth rate, and fully diluted weighted average share count for future periods, our product development, initiatives, objectives, and strategies, market demand for our products, and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K, and 10-Q. You can find those documents, as well as a replay of this call, on our website at smith-wesson.com.

Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

A few important items to note with regard to our comments on today’s call. First, we reference non-GAAP free cash flow and adjusted EBITDAS on this call. Note that the reconciliations of free cash flow and estimated GAAP income, from continuing operations, to estimated non-GAAP adjusted EBITDAS can be found in today’s 8-K filing, as well as today’s earnings press release, which are posted to our website. Also, when we reference EPS, we are always referencing diluted EPS.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Finally, please note that this call references only our continuing operations. For the results of our discontinued operations, please refer to our 10-Q for the period ended January 31, 2014, which filed this afternoon. I will now turn the call over to James Debney, our President and CEO.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you, Liz. Good afternoon, and thanks for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance as well as our fourth-quarter outlook.

Our performance for the third quarter of fiscal 2014 reflected the ongoing successful execution of our growth strategy, which is to take market share with our M&P polymer pistols. We maintained our focus on that strategy in the quarter, and thereby delivered handgun revenue growth of nearly 30%. This was a very favorable result when we consider that the year-ago period included a peak in consumer demand.

Our financial results were highlighted by our delivery of double-digit growth in net income and the ongoing expansion of our gross margins, all while we continued to drive a number of initiatives designed to strengthen our business and return increased value to our stockholders.

Now, let me provide some of the highlights from the third quarter. Overall, our sales grew 7.1% versus the year-ago quarter. Without Walther products, our sales grew 16.7%.

We delivered gross margins of 40.2%, more than 3.5 points higher than last year. Robust gross margin helped us to exceed the high end of our third-quarter EPS guidance by offsetting incremental operational expense. We continued to see channel inventories remain low for our M&P Shield, our M&P15 Sport rifles, our SDVE polymer pistols, our 1911s, and all of our revolvers.

We continued working throughout the quarter to build channel inventory of these popular products. We attended multiple distributor shows, as well as the SHOT Show, our industry’s largest trade show, where we announced a number of new products. These included several revolvers and our Performance Center brand, as well as pistols and revolvers under our M&P and Smith & Wesson brands. All were very well received and generated orders at the distributor shows in January.

We remained on track with the conversion of our Houlton operation to a precision machining center, an initiative we announced last quarter that reflects our focus on advanced efficiencies. We continue to invest in our new ERP system, which also remains on track, and will allow us to more effectively scale our business in the future and enhance our performance. We are clearly past of the largest hurdles of this important project and are beginning to experience its significant benefits.

Lastly, we continue to focus on returning value to our stockholders with the purchase of 1.1 million shares of our stock. With that, I will ask Jeff to review the financial results.

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

James, thank you. Revenue for the third quarter was $145.9 million, which was up 7.1% over the prior year. Excluding Walther, revenue in the quarter grew by 16.7% and handgun revenue grew by 29.9%.

We are pleased that gross margins continue to expand and meet or exceed our long-term targets. In fact, this is our third quarter in a row with gross margins in excess of 40%. Gross margins for the first nine months were 41.5%. The gross margin improvements have primarily resulted from a favorable product mix, reduced promotions, and the end of the Walther agreement.

In the quarter, operating expenses were $27.5 million, or 18.9% of revenue, versus last year’s $21.9 million, or 16.1% of revenue. This increase is largely attributable to costs relating to our ERP conversion. Operating margin in the third quarter was 21.3%, compared to 20.6% in the prior year.

Net income in Q3 was $20.1 million, or an EPS of $0.35. This compares with EPS in the year-ago quarter of $0.26, or a 34.6% increase. Non-GAAP adjusted EBITDAS in Q3 was $37.5 million, compared with $33.3 million in the year-ago period. Non-GAAP adjusted EBITDAS for the first nine months was $129.5 million, an increase of $28 million over the prior year.

In the third quarter, operating cash flow was $29.6 million, capital spending was $10.2 million, and deposits on machinery and equipment were $11.7 million, resulting in free cash flow of $7.6 million. As noted before, we continue to expend capital at a higher-than-normal rate in fiscal 2014 for capacity increases and infrastructure improvements. We estimate the total capital spending in fiscal 2014 will approximate $60 million.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Now, turning to the balance sheet, we ended the quarter with $45.3 million in cash, no borrowings on our line, and $100 million of outstanding senior notes. Our inventory increased by $17.6 million, as compared with the prior year, primarily in finished goods and finished parts.

As a reminder, last year was a peak period in demand and inventories were exhausted across the supply chain. Since then, inventories have been mostly replenished, and we have been working to further build inventory levels. Since a portion of our sales are direct to big-box retailers and buying groups, we also need to maintain finished goods inventory in order to be able to be flexible and responsive to those retail customers.

During the third quarter, we bought back 1.1 million shares of our common stock for $15 million, completing the latest stock buyback authorization. Since December 2012, we have repurchased 12.2 million shares of our common stock at an average share price of approximately $11, for a total stock buyback of $135 million, and a reduction in float of nearly 19%. As a side note, our senior notes restrict us from repurchasing any more of our shares until our next fiscal year.

With that, I will turn the call back over to James for a discussion of our operational results.

James Debney —Smith & Wesson Holding Corp—President & CEO

Thank you, Jeff. As I mentioned earlier, firearm sales growth was positive, and excluding Walther, our total firearm unit sales into the domestic consumer channel increased nearly 16% for the third quarter. This compares favorably to adjusted NICS for the same period, which decreased by 32%.

As we all know, last year’s NICS numbers were extraordinarily high, so negative year-over-year comps are to be expected. And, we expect further negative comps until April, May of this year. Despite the decline, we believe it is clear that, over the longer term, the market continues to expand.

In terms of dollars, total sales into our domestic consumer channel in the third quarter grew about 20%, while sales into our professional channel declined about 6%. We implemented several targeted price increases in the month of January, a notable action given that we are no longer operating in a surge environment, and a testament to the strength of both our brand and our product portfolio.

We attended a number of annual distributor shows in January, with very favorable results in terms of order quantity and quality. Total orders placed by independent dealers and distributors, whilst not at high as last year, showed a significant increase over 2012.

We continue to work closely with our distributors to make sure their orders are an accurate reflection of their needs. In fact, we regularly encourage our distributors to review those orders and to cancel them where they do not see demand. We believe our distributors have done an excellent job working with us to achieve that objective.

With regard to channel inventories, we have a maximum threshold that we don’t like to exceed, in terms of weeks of cover. We analyze six weeks of lagging distributor sales and inventory data in order to calculate that number, and ideally, we prefer to have no more than eight weeks of cover in the channel. Our analysis at the end of quarter three indicated that, overall, we were below that eight-week threshold. So during the fourth quarter, we will focus on better balancing product categories in the channel.

Turning, now, to new products, new shooter remain strong drivers of market growth. We keep this in mind, along with the current trends of personal protection of any kind, as we continue to populate our robust new product pipeline. We look forward to launching some notable new products in the coming year, with a particular focus on extending and strengthening our successful M&P brand.

That said, I’ll talk, now, about our most recent new product launches. As I mentioned earlier, we attended SHOT Show in January, where we launched a number of exciting products and notable line extensions. Among them were a number of high-end Performance Center revolvers.

We have observed an increase in orders for all of our revolvers and our newly introduced models were extremely well received. In fact, you’ll find the featured in a very detailed cover editorial in this month’s Guns and Ammo Magazine, which has a print circulation of over 400,000. That article also reviewed on new M&P Bodyguard 380, a subcompact pistol enhanced with M&P style features.

At the SHOT Show, we also unveiled several new finishes for our popular M&P 15-22 rifles. Four new camouflage designs that refresh the offering for what we believe is the number-one selling rimfire, modern sporting rifle in the United States. All of these additions to the M&P platform serve to further raise brand awareness and excite the consumer.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

We also announced at SHOT that, in the near future, we would begin shipping California-compliant versions of our M&P Shield and SDVE polymer pistols. This is significant because these of firearms were approved in California just prior to the effective date of the microstamping requirement. As a result, they will be grandfathered and available for sale as long as we make no changes to those versions.

In contrast, most other pistols, ours and those of other manufacturers as well, will fall off the California roster over time, and will no longer be legal for sale by independent firearm dealers. We believe this creates a long-term opportunity for M&P Shield and SDVE polymer pistols. In fact, we expect sales revenue from these products will outweigh any lost revenue from our other pistols that will fall off the California roster.

It is also important to remember that neither revolvers nor rifles are subject to microstamping. And to be clear, we will not adopt the microstamping process in the manufacturing of our pistol products.

We continue to support our product offering at retail with targeted promotions designed to create pull from the consumer. This is especially the case for products that are facing interim headwinds. For example, because 0.22-ammo can be hard for consumers to find, we recently teamed up with CCI, part of ATK Security and Sporting Group, to provide the consumer with 300 rounds of rimfire ammo free with each new M&P 15-22 they purchase.

While the ever-expanding M&P polymer pistol family remains our strategic focus for growth, and we believe we continue to take share with those products, our investment in tooling to provide significant manufacturing flexibility has allowed us to leverage our existing and strong product portfolio to fulfill unmet needs in the market. As a result, we have grown by adding flexible capacity, which allows us to quickly adapt our business to deliver what the market is demanding.

An example of this can be seen in our M&P15 Sport rifle. When we observed that consumers were migrating towards lower-priced modern sporting rifles at retail, we were able to respond quickly by ramping up our production of the Sport. Today, we believe the Sport is the number-one selling modern sporting rifle in the marketplace.

In fact, we believe this single SKU in our portfolio is larger than several other meaningful brands combined in terms of units. This flexible manufacturing has also allowed us to respond the same way in other major product categories. For example, we have recently tuned our production to increase our volumes of M&P Shield pistols, M&P Bodyguard 380s, and most notably, small-frame revolvers, which have recently been in significant demand.

We applied this flexible approach to our investments in face manufacturing capacity as well, as reflected in the deposits on machinery that Jeff referenced earlier. Basically, we have placed deposits with our equipment vendors on very long lead-time equipment. This allows us to more effectively plan new product launches and to respond quickly should consumer demand suddenly shift and a new market opportunity arise.

As you know, last quarter, we announced the conversion of our Houlton manufacturing facility to a state-of-the-art precision machining center. The operations team has done an excellent job, and we have, so far, successfully moved all of Houlton’s assembly operations into the Springfield facility. We are on track to complete the project this fall.

This action is designed to support our future growth, while enhancing efficiencies, reducing manufacturing costs, and lowering overall operational risk. The reconfiguration of Houlton is one example of our plan to preserve and enhance gross margins.

We believe that other opportunities exist as well, particularly in the area of vertical integration. And here, I am referencing opportunity to further integrate or acquire technologies and/or processes that we currently purchase externally, which would be core to our firearm business, and of course, accretive to our earnings.

In conclusion, we continue to believe that our industry is in the midst of an underlying long-term growth trend, and our objective is to grow faster than the market. We will do this by continuing to invest in marketing initiatives that communicate directly with the consumer and raise product and brand awareness; bring to market innovative new products that meet the needs, wants, and desires of a growing and diverse base of responsible firearm users; add flexible capacity, both internally and externally, particularly seeking vertical integration opportunities to maintain or improve gross margins; and improve the processes we use to operate our business and distribute our products in the marketplace.

All of these initiatives are designed to support our primary goal of taking market share from our competitors with the M&P polymer pistol family, while still leveraging our high-value product portfolio, especially revolvers, the historic roots of the Smith & Wesson brand. And with that, I will ask Jeff to provide our financial outlook.

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Thanks, James. We estimate that our fourth-quarter revenue will be between $159 million and $164 million, and we anticipate fourth-quarter EPS of between $0.37 and $0.40.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

For the full year, we are raising our fiscal 2014 guidance. We now estimate that revenue will be between $615 million and $620 million, and EPS will be between $1.39 and $1.42. Excluding Walther revenue in fiscal 2013, achieving the midpoint of this guidance would yield an annual growth rate of over 12%.

The Q4 estimate is based on our current fully diluted share count of 56.5 million shares. And for the year, it is based on a fully diluted weighted average share count of 60.9 million shares. Our tax rate is stable at 36%. James?

James Debney—Smith & Wesson Holding Corp—President & CEO

Thanks, Jeff. Operator, I would like to open up the call for questions from our analysts, please.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Reed Anderson from Northland Capital Markets.

Unidentified Participant Analyst

Hi, guys, it’s Stan on for Reed. Good quarter.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you.

Unidentified Participant Analyst

Should we expect any changes to your product costs going forward this year? And, do you expect to sustain margins around these levels going forward?

James Debney—Smith & Wesson Holding Corp—President & CEO

Sorry, I missed the first part of your question. Could you repeat the whole thing?

Unidentified Participant Analyst

Yes, I was just wondering if we should expect any changes to your product costs going forward this year, and if you expect to sustain margins around these levels?

James Debney—Smith & Wesson Holding Corp—President & CEO

Obviously, we don’t really comment necessarily in that level of detail. We build everything into guidance. Jeff, I’ll let you —

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Right, and I’m sorry, I am going to ask you one more time the second word. You are asking about our future products path, did you say?

Unidentified Participant Analyst

Just costs and margin levels —

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Costs—okay. No, again, we don’t comment specifically on our margins going forward. We give the top line and bottom line, and some OpEx by color, and let you basically fill in the dots.

Unidentified Participant Analyst

Okay. Thanks. And then, also wondering when you expect to see ammo shortages in rimfire rifle begin to alleviate? And, if you’re seeing any impact from other types of ammo?

James Debney—Smith & Wesson Holding Corp—President & CEO

That’s a great question. I wish we knew the answer to that. Overall, ammo is still pretty much in tight supply, though some calibers have freed up, but some others, such as 0.22 rimfire, as I referenced earlier in the prepared remarks, have not. And, that has caused some headwinds in the business, which as you’ve seen, we’ve built plans to address.

So, very difficult to tell, and it’s speculation on our part when ammo supply may improve. The good thing is that we know there are many more new shooters who are enjoying the sport, and therefore, there are many more ranges as well, and therefore, there is much more ammo being shot than ever before. So, it’s certainly a nice problem to have for the ammo manufacturers as they try and deal with this increased demand. But, it can cause a few headwinds to us, but none that we are really too concerned about.

Unidentified Participant Analyst

Okay. Thank you very much. And then, one quick question, any updates on military or law enforcement orders that might be meaningful or were meaningful in the quarter?

James Debney—Smith & Wesson Holding Corp—President & CEO

Just on the military side, we were pleased and excited to attend the first Industry Day. That went well. But it’s a long process, so we have to be cautious here. We await the scheduling of the second Industry Day.

So, finally seems to be some movement, which is good, but of course, it will depend on budgets and funding in the future. So again, it’s speculation, but very well positioned with the M&P polymer pistol. It gets a lot of traction in the military in terms of people talking about it.

It’s certainly highly regarded. Tested and proven, as we can demonstrate in law enforcement, some great wins there with the Los Angeles Sheriff’s Department. We will always have more news in the future about major wins when it comes to law enforcement.

But, coming back to the military, again, it’s just a question of timing. We have an eye on it. It’s in excess of 400,000 units quite easily, and it would be, obviously, an honor and a privilege for Smith & Wesson to serve the military with that sidearm, and also a great marketing tool for us when it comes to the consumer.

Unidentified Participant Analyst

Great. Thank you very much.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

Your next question comes from line of Cai von Rumohr from Cowen and Company.

Cai von Rumohr—Cowen and Company—Analyst

Yes, thank you very much, and excellent quarter, guys.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thanks, Cai.

Cai von Rumohr—Cowen and Company—Analyst

James, on the third-quarter call, you mentioned that modern sporting rifles were being impacted by shortage of ammo as well as from softness in the market. Could you give us some color on kind of the tone of demand right now for MSRs?

James Debney—Smith & Wesson Holding Corp—President & CEO

Talking, obviously, within the quarter, what we were saying, and we’ll break it into centerfire and rimfire. In terms of centerfire, with regard to ammo 0.223, 5.56, supply is pretty good to be honest. We don’t really see a headwind there.

What you’re seeing, is what we described, is that migration to lower price points. So, as you think back to the period a year ago, which we refer to as the surge when there was the peak consumer demand, modern sporting rifles sell extremely well in that market environment. And, you can certainly sell up and down your price hierarchy of products, from the most expensive to the lowest priced.

What you see in this environment, that we’re in now, is a more normal environment and there’s definitely been a migration down that pricing hierarchy, and that’s why the M&P15 Sport which has ideally positioned us so well here. It is really one of the rifles at the lowest retail price, and it’s a high-quality firearm that little if no compromises, certainly in quality there’s compromises. Features and benefits, mostly they’re there, compared to other rifles. So, that’s why we make that — I made those comments earlier on.

Switching to rimfire, very different situation when it comes to ammo, extremely short supply. We have heard stories from dealers, once they get a batch of 0.22 ammo in, they can immediately start selling the M&P 15-22 again. Because it’s the number one — we believe it’s the number one in terms of share. It’s most popular one out there with the consumers.

But when that ammo supply dries up, that product becomes tough to sell again. And hence, why we did our promotion, in terms of the free 0.22 ammo, really trying to support those independent firearms retailers and really trying to get the attention of the consumer because it’s a pretty good value package.

Cai von Rumohr—Cowen and Company—Analyst

About what percent of your MSR sales are rimfire, approximately?

James Debney—Smith & Wesson Holding Corp—President & CEO

Never broken out, Cai, I know it’s unhelpful, but we’ve never broken it out. Sorry, can’t give any color.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Cai von Rumohr—Cowen and Company—Analyst

Okay. And then, your competitor, Ruger, had their distributor inventories more than doubled in their fourth quarter and still were about 7.5 times — 7.5 turns. Could you comment how much of your sales in this quarter were sales that ended up in that increase in distributor inventories, roughly?

James Debney—Smith & Wesson Holding Corp—President & CEO

Again, we don’t give any detail there, other than what I said in the prepared remarks, we’ve always said, we look at distributor inventory very closely because the last thing we want to see is inflated inventories out there. As we described today, we have an eight-week threshold, okay, that we don’t want to achieve.

And, that’s eight weeks of cover and we calculate that using lagging sales data and average inventory, and so on, for a period of six weeks. So, it’s constantly rolling and we’re recalculating every week.

That means we’re always looking to fine tune our inventory, keeping a very close eye on it, because we don’t want a huge amount of inventory between us and the consumer. That’s not healthy for anybody. So, that’s why we’ve maintained such a strict focus on that.

Cai von Rumohr—Cowen and Company—Analyst

Got it. And then, a housekeeping issue, Jeff, if you could tell us fourth quarter, approximately what should the tax rate be, and what do you look for, for trends, for your operating expenses? I know you had indicated that ERP expenses likely would be down, but sort of where do we look for tax rate in the other operating expenses?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

On the tax rate in the fourth quarter will be at 36%. Operating expenses will be roughly the same neighborhood as they were in this quarter. We continue to spend, like money on our ERP conversion, once you put in the base and there’s additional things that you want to add, so we’re going to be at this higher run rate for a while — of OpEx.

Cai von Rumohr—Cowen and Company—Analyst

Okay. I guess I’m a little confused because, normally don’t your sales and marketing expenses come down in the fourth quarter, and even if the SAP expenses are flat with the third, unless the G&A goes up, I would think the only way — because normally, your gross margin should be better in the fourth quarter, so I guess I don’t see if — why the earnings (multiple speakers) —?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Actually, the NRA show, this year, is in the fourth quarter. These shows move around, and also, in the fourth quarter, we have a half-year convention on depreciation, so depreciation jumps up in the fourth quarter.

Cai von Rumohr—Cowen and Company—Analyst

Got it. Okay. That’s very helpful. Thank you very much.

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Thank you, Cai.

Operator

Your next question comes from the line of Scott Stember with Sidoti & Company.

Scott Stember —Sidoti & Company—Analyst

Good evening.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

James Debney—Smith & Wesson Holding Corp—President & CEO

Hi, Scott.

Scott Stember—Sidoti & Company—Analyst

Could you guys talk about, in the quarter, you really did a great job of outperforming the NICS data, which I think you said was down 32% in the quarter. Can you talk about how you did — we know how you did in the 30% increase in adjusted handgun sales, but how did long gun sales do in the quarter?

James Debney—Smith & Wesson Holding Corp—President & CEO

Long gun sales, overall in the quarter, were down about 9% — just over 9%, Jeff?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Yes, it went from — I presume you’re talking of sequentially or —?

Scott Stember—Sidoti & Company—Analyst

Year over year.

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Year over year, yes, it was down about $5 million, from [$37.4 million-like], down to $33.9 million.

Scott Stember—Sidoti & Company—Analyst

Okay, I got you.

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

That’s down a little over 9%.

Scott Stember—Sidoti & Company—Analyst

And, just to help us frame out this really eye-popping outperformance in the quarter, versus the industry, were there any new products that shipped ahead of the SHOT Show on the handgun side, or was it just market share gains, across the board, on all your products?

James Debney—Smith & Wesson Holding Corp—President & CEO

No new products that we’re shipping ahead of the shows because we obviously wait to utilize the shows as a way to effectively launch those types of products. Because, where it’s the best media attention you can possibly get — best use of your marketing dollars for sure.

It really comes down to growth in handguns, and so on, obviously we’ve said, and we’ve been clear about it, there have been some product categories where inventory is being replenished. But, we’re also saying that we look at inventory very closely all the time, and we’re looking to fine tune it and make sure it stays in balance.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Scott Stember—Sidoti & Company—Analyst

Got you. Just looking at capacity, I think last quarter you guys had said that you were close to capacity on handguns and not so much so on long guns. Is that still the case in this quarter?

James Debney—Smith & Wesson Holding Corp—President & CEO

What we called out, we said we used modern sporting rifles as an example, saying that we were no longer at capacity — ie, we were not capacity constrained in that product category. But as we’ve said, repeatedly really, the last two earnings calls is M&P Shield, Bodyguard 380, 1911s, revolvers, various very low inventory in the channel. And, that’s where we have got to work hard to address the balance. Particularly, small-frame revolvers, at the moment, are in high demand, really alongside Shields.

Scott Stember—Sidoti & Company—Analyst

Got you. And, on the inventory front, that eight-week threshold, are we pretty much — is it relatively even, across the board, in most of your categories? Or, are there some areas that — I think you said on the call that some of your newer models, some of the M&Ps were still at high demand and short supply?

James Debney—Smith & Wesson Holding Corp—President & CEO

Yes, is the balance right, in terms of across all product categories, no. So, to be clear, we have some that we think that’s slightly too high, so we’re looking to address those. And, that’s when I say, we’re looking to re-balance, so there’s some that we know are slightly too high, so we’ve got to bring those back under the eight-week threshold. There are some that are so far away from the eight-week threshold, we worry that we’re just not getting distribution at retail.

The M&P Shield and a small-frame revolver are just great examples of that. If we’re not getting the inventory up, we can’t service the customer. We can’t get the product placement in the counter at retail, and when the consumer comes into a store to buy our firearms, they’re frustrated because they can find it.

So, they end up waiting, we hope, but there’s always a risk they’ll buy somebody else’s brand. So, that’s why we have got to focus on increasing the inventory in those real high-demand product categories.

Scott Stember—Sidoti & Company—Analyst

Got you. And, just last questions, the ERP system, I think last quarter, the third quarter — or in the second quarter, there were still some disruptions to sales. Were there any in the third quarter? And, could you just disclose with the amount of SG&A dollars was for the ERP system?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

No, there was no disruption at all. I don’t think we called out the SAP cost. Basically, what we said is, most of the — a large portion of the increase over the comparable quarter of a year ago kind of related to SAP.

Scott Stember—Sidoti & Company—Analyst

Got you. That’s all I have. Thank you so much for taking my call.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

Your next question comes from the line of Brian Ruttenbur from CRT Capital.

Brian Ruttenbur—CRT Capital Group—Analyst

Thank you very much. Great quarter.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay, so a couple quick questions on plan for expansion, first of all. Can you talk about since you’re talking about the M&P, the small-frame revolver, everything — a couple of things, excuse me, are in very high demand. Are you going to have to build new factory space, add additional equipment — what are your plans going forward?

James Debney—Smith & Wesson Holding Corp—President & CEO

It’s really the same as we’ve been demonstrating for 10 quarters now. M&P pistol family remains core to our growth strategy. That’s our focus. That’s really where we’ve been looking to add incremental capacity, but at the same time, we’re not ignoring the rest of the product portfolio.

It’s way too high a value and too important. So, how we go about not ignoring it is to buy more tooling than we have equipment. That allows us to be extremely flexible. Using small-frame revolvers as an example, when we see demand, consumer demand, increasing for that product, we can flex our capacity to meet the demand.

And obviously, there’s a lot of analysis by our marketing team about whether that’s the right thing to do, and a lot of financial analysis about what will the impact be on our financial performance, before we make those decisions. So, we are very strategic about how we flex our capacity.

Brian Ruttenbur—CRT Capital Group—Analyst

Very good. Plans — another, just two housekeeping questions, and I have one more question. Plans for share repurchases in the fourth quarter, it sounds like there’s not much, but I just want to make sure?

Jeff Buchanan —Smith & Wesson Holding Corp—CFO

Yes, actually we’re not. Our bond covenants, we’ve maxed out for this fiscal year, so we wouldn’t start again until May.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay. And then, ERP expenses in the fourth quarter, approximately? Or, do you have any additional ongoing ERP?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

We haven’t specified, but I said earlier, we’re going to be at the same run rate in Q4, at the OpEx level, as we are in Q3, and the significant portion of that is related to SAP.

Brian Ruttenbur —CRT Capital Group—Analyst

And does it end in Q4, or is it going to carry over to next fiscal year?

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

We haven’t given a forecast for next year, but we’re not categorizing these as one-time expenses. I do believe that the expenses in SAP will come down, but there is a lot going on when you want to add — we’re definitely beginning to see the benefit of SAP, a lot, and there’s a lot more things we can add, and we want to add those additional things.

So, we’re going to — now, in doing these additions, it isn’t an implementation that causes all kinds of problems. It’s just now adding this module or that module. So overall, I think we’ll give a better view next quarter, obviously, of fiscal 2015. We sort of at this run rate, right now.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay. Thank you. Last question on — you talked about what is your leading products, and that’s the M&P, the small-frame revolvers. The laggers, I assume are your centerfire MSRs, or is it something else on the long gun side?

It’s got to be something on the long gun side, given that’s where your weakness is. Can you point out what that is?

James Debney—Smith & Wesson Holding Corp—President & CEO

(Inaudible) back to what Jeff said in, I think it was earnings call before this, when he said we’re not capacity constrained in modern sporting rifles anymore. So, as I said, it’s one of the products that’s generally in very high demand in a surge environment. We’re no longer in a surge environment.

We’ve also had, as you think about the hunting business is incredibly small as well. As we look at both of those that make up the long gun category, we see significant opportunities going forward.

Brian Ruttenbur—CRT Capital Group—Analyst

Great. Thank you very much.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you.

Operator

Your next question comes from the line of Ronald Bookbinder with Benchmark Company.

Ronald Bookbinder—The Benchmark Company—Analyst

Yes, good evening, and congratulations, also.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thanks, Ron.

Ronald Bookbinder—The Benchmark Company—Analyst

The shift to revolvers, are you taking market share in revolvers, or is it a new growing segment of the market? And, what are the drivers behind the growth?

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

James Debney—Smith & Wesson Holding Corp—President & CEO

That’s a very good question, and one that we’ve somewhat struggled internally with as well. It appears that many more first-time buyers in the marketplace, buying obviously, buying their first firearm. There is no doubt an attraction, as we’ve said before, to buy a pistol over a revolver. We go through that in some detail in our investor presentation about some of the considerations that a consumer will make as they go through the purchasing process.

It appears that, after they gain some experience, and this is a belief of ours and we’re somewhat speculating as well, after they’ve made that first purchase, enjoyed the pistol and shooting that, that they, then, have the tendency to migrate towards looking at a revolver for the first time, even though they discounted it at the beginning. And as we know from research, people buying multiple firearms.

I’ve said before, survey by National Shooting Sports Foundation, 10,500 respondents, all handgun owners asked how many do you own? 10% said one, probably first-time buyers, very likely. 90%, the balance, said just under nine, pretty impressive number.

So, we know the people go on and consider buying, strongly consider buying, multiple firearms. And it appears that the revolver is getting much stronger consideration than ever before. For us, that’s great. Smith & Wesson, the essence of that brand is a revolver.

So, we are ideally placed to leverage our existing product portfolio, add to it as we did with new product launches. The revolvers that we launched are pretty spectacular, and I would recommend everybody grab a copy of Guns and Ammo and read that article. You will be impressed.

Ronald Bookbinder—The Benchmark Company—Analyst

You mentioned about the first-time firearm buyer that this could be the second item that they pick up. Does that study give any sort of time frame as to how long it typically takes a person to pick up that second, third, fourth, eighth item?

James Debney—Smith & Wesson Holding Corp—President & CEO

No, it doesn’t, sadly. But, I think it’s closely related to their disposable income. As we know, these are not insignificant dollaring purchases, and we know that the consumer considers carefully before making such a purchase, in a normal environment.

So, we don’t have any more intel on that, that we can talk about. And, I’m just referencing publicly available research, such as the National Shooting Sports Foundation. We obviously do, do our own research, but again, we’re unhelpful, and we don’t disclose that.

Ronald Bookbinder—The Benchmark Company—Analyst

You mentioned, earlier, that people were moving down in price point. Are you seeing any increase in a promotional environment from your competitors? Obviously, you’re not promoting, you’re actually raising price, you said. But, are you seeing any sort of increase in a promotional environment?

James Debney—Smith & Wesson Holding Corp—President & CEO

Just to be clear on the price increase, it was targeted at certain products, certain product categories, so it wasn’t across the whole product portfolio. Going back to your comment about promotional activity, you’ve heard a flavor of one of ours on the M&P 15-22. Certainly, we’re seeing, I would say, more consumer rebates out there that some of the other manufacturers are struggling and their sales, we believe.

So, for us, in a way, we like to see that because that type of consumer rebate activity, that type or promotional activity, only draws them to retail. Gets them through the door, gets them through to the counter, and as you know, we spend a significant amount of time communicating with both the consumer and the sales associate, so we get both sides of the counter. And, we know that a lot of the sales associates we’ve trained on a lot of our firearms.

And, we have Connect, where we have a rewards program. A lot of them, now, are enrolled and are participating in Connect as well. We’re getting in the forefront of the mind of both the consumer and the sales associate, and we think that’s a winning formula.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Ronald Bookbinder —The Benchmark Company—Analyst

Okay. And, on the gross margin, of the approximate 350 basis point increase over last year, can you break out, or at least to give us some color as to how much was it just being ex-Walther and how much was driven by mix shift towards polymer pistols?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Yes, actually we lay that out specifically in the Q that we just filed. I can read it. 2.6 percentage points out of the 3.6 was improved mix, basically because we are selling more polymer pistols, and that’s offset the lower-margin products, such as Walther. We also increased 1.6 percentage points, basically the balance, because of improved manufacturing efficiency and absorption.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay. And, days of manufacturing, I take it you had your full 57 days in Q3, and we still expect 63 in Q4? Should we be back to 238 days for 2015?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Yes. So, again, I want to emphasize what I mentioned last quarter, which is the days of manufacturing are not as important now that some of our products are not at capacity.

But, you are exactly right on the days, 57 we had in Q3, and 63 in Q4, and we artificially had 7 days basically — 6 or 7 days taken out of Q2. So yes, we’re back up to — it’s 239, I think, in 2015.

Ronald Bookbinder—The Benchmark Company—Analyst

And lastly, is there any manufacturer — while you were pretty emphatic that you’re not working with adopting microstamping in California — is there any manufacturer that’s working with California on this?

James Debney—Smith & Wesson Holding Corp—President & CEO

We don’t believe so, and we strongly hope not. That is not something that the consumer wants.

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

I would also say that, not only are they—it’s almost impossible to do because the technology doesn’t work. So, even if somebody wanted to, which we think nobody wants to, it would be hard, if not impossible, to do. It doesn’t work.

James Debney—Smith & Wesson Holding Corp—President & CEO

Plus, it’s easily defeated as well.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay, great. Thank you very much, and congratulations, once again, and good luck in Q4.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thanks, Ron.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

Your next question comes from the line of Rob Bennett from Dougherty & Company.

Rob Bennett—Dougherty & Company—Analyst

Hi, I’m on for Andrea James. Congratulations on a great quarter.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thanks, Rob.

Rob Bennett—Dougherty & Company—Analyst

Just a couple questions. First of all, obviously the industry is going through some difficult comps right now, just curious to know whether you think the top-line growth is possible in FY 15?

James Debney—Smith & Wesson Holding Corp—President & CEO

We come back to what we said before, we’re not interested in growing or shrinking with the size of the market, we’re about taking share. And that’s been our focus, as you know, M&P polymer pistol family has demonstrated, quite obviously, that it’s capable of taking share. A lot of hard work by both our marketing, sales, and operations teams to make that happen, and we just continue with those plans.

It’s just careful execution of our growth strategy and believe that we can continue to take that share. There’s a belief in other product categories, as well, but M&P polymer pistol family will remain our focus. Why, it’s by far, the biggest addressable market. We still have eyes on a pretty serious and large competitor that we believe we can take share from.

Rob Bennett—Dougherty & Company—Analyst

Thanks. And then, in January, Illinois became — the laws changed where you could conceal carry, curious to know if you had any uptick in the state?

James Debney—Smith & Wesson Holding Corp—President & CEO

It’s a little early because I know a lot of permit applications are being processed at the moment, so I think there’s a little bit of a bottleneck. I think they’re experiencing some of what Wisconsin experienced, but in a matter of months, you can expect that to free up, and then, for sure, there will be a consumer pull from that state.

Rob Bennett—Dougherty & Company—Analyst

Great, appreciate it. Thank you.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thanks, Rob.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

(Operator Instructions)

You next question comes from the line of Chris Krueger from Lake Street Capital Markets.

Chris Krueger—Lake Street Capital Markets—Analyst

Good afternoon. Nice quarter.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thanks, Chris.

Chris Krueger—Lake Street Capital Markets—Analyst

One quick question following up on the last couple of guys — you’ve been pretty on what’s going on in California and how you’re dealing with that. Are there any other lingering states out there with similar types of laws or things about to take effect, or anything we need to be aware of, that concern you right now?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Actually, Maryland has a kind of springing smart gun law that they passed back in 2002 that says, if smart guns are ever available, that’s the only thing that you can — that’s New Jersey. But of course, in the states that have issues are the lowest-mix states, and we don’t sell a lot into Maryland and New Jersey. And the states that, like New York, if anything, there is a continued movement to try to take back some of what they’ve done. So basically, right now, the California microstamping is the only thing that is really out there.

James Debney—Smith & Wesson Holding Corp—President & CEO

And again, these are the same states that have always been restricted. So, there’s nothing new in terms of having, as a firearms manufacturer, having to navigate whatever changes in legislation there are.

We will always follow the letter of the law, there’s no doubt about that, and we always view, very closely, on a state-by-state basis, what is happening. And, I think, you know as you say, we’ve clearly explained that on California. There could be other changes in the future. We monitor very closely.

Chris Krueger—Lake Street Capital Markets—Analyst

Okay. One more question, with your flexible production capacity, can we assume that all the new products you announced at SHOT Show are pretty much immediately available?

James Debney—Smith & Wesson Holding Corp—President & CEO

Yes. Absolutely. It’s launch criteria that inventory is available, depending on the magnitude of the launch.

Chris Krueger—Lake Street Capital Markets—Analyst

Okay. Thank you. That’s all I’ve got.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

We have a follow-up question from Cai von Rumohr from Cowen and Company.

Cai von Rumohr—Cowen and Company—Analyst

Yes, thanks so much. Looking at the fourth quarter, if your OpEx expenses are flat with the third, the only way you do $0.40 or less is if the gross margin doesn’t really improve that much. And historically — actually, if it’s down versus the third quarter, and historically, it’s always been better.

You’re projecting, what is it, $13 million, $14 million sequential increase in sales, so even if the gross margin is close to the third, you are going to do more than $0.40 if your operating expenses are flat. So, what am I missing here? Is there a concern about the gross margin, or is that a number that will offer some upside?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Yes, I don’t think there’s any concern about the gross margin. We have said in the past that we expect the gross margin for the full year to be above 40%. The gross margin can change from quarter to quarter based on mix issues.

James did state that the customers are moving to lower-price-point products, which you can sort of assume, I generally have lower gross margins. I’ll let you make all the calculations, but I don’t think we have any concerns on gross margins.

Cai von Rumohr—Cowen and Company—Analyst

Okay. And then, in the quarter, your consignment deposits increased $14 million. What is that for, and what kind of obligations does that place on the person making the deposit?

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

Most of it relates to those tool machines that James had referenced, so a lot of these — James, you want to talk about this?

James Debney—Smith & Wesson Holding Corp—President & CEO

Sure, I can talk about it. Cai, it’s really about getting ahead of the curve. The not having to experience these long lead times for this type of technology, which is basically the CNC metal cutting machines, so that as we launch a new product, we know the equipment is in the pipeline.

We see the market expand, we know the equipment is in the pipeline, so as it is readily available to us. That, in essence, is it, so that we’re not hung up waiting for an asset to be deployed in the plant, or one of the plants to be done producing product for us.

Jeff Buchanan—Smith & Wesson Holding Corp—CFO

And, Cai, with respect to your question regarding the long-term obligation, these products are in high demand, everywhere in the United States, so if we decide that we don’t want to use one of these products, it’s unused. It’s a new product, and it’s easy to sell that product elsewhere.

James Debney—Smith & Wesson Holding Corp—President & CEO

Jeff, makes a great point. These assets are all in high demand in other industries, obviously cutting metal is pretty popular in lots of industries, lots of people’s manufacturing processes, so there’s no obligation even for us to take the equipment.

Cai von Rumohr—Cowen and Company—Analyst

Perfect. Thank you very much.

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MARCH 04, 2014 / 10:00PM GMT, SWHC - Q3 2014 Smith & Wesson Holding Corp Earnings Conference Call

Operator

Ladies and gentlemen, that concludes the question-and-answer portion of today’s call. I would, now, like to turn the call back over to James Debney for closing remarks.

James Debney—Smith & Wesson Holding Corp—President & CEO

Thank you. I want to thank the entire Smith & Wesson team for doing a great job and maintaining their focus on delivering results. Before we close, we have just a few events to mention. We were pleased to participate in the US Army’s Industry Day for the modular handgun system in December, and we look forward to that second Industry Day, which as I said earlier, has not been scheduled.

On the investor front, we will be at the Deutsche Bank 2014 Consumer Day Conference, in Boston, tomorrow, and the Northland Capital Markets 2014 Growth Conference, in New York, on March 12. Hopefully, we will see some of you, there, at these events.

Thanks, again, for joining us, and we look forward to speaking to you next quarter. Thank you, Operator.

Operator

You are very welcome. Ladies and gentlemen, that concludes today’s conference. Thank you all for your participation, and you may all now disconnect. Have a wonderful day.

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